UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2024

LUCY SCIENTIFIC DISCOVERY, INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-41616	98-1776120
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301-1321 Blanshard Street

Victoria, British Columbia, Canada V8W 086

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (778) 410-5195

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of class	Trading symbol	Name of exchange on which registered
Common Shares, no par value	LSDI	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting of Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 16, 2024, Lucy Scientific Discovery, Inc. (the “Company”) received a letter (the “Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2023 (the “Form 10-Q”), did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1), which requires that a listed company’s stockholders’ equity be at least $2.5 million (the “Minimum Stockholders’ Equity Requirement”). As reported in its Form 10-Q, the Company’s stockholders’ equity as of December 31, 2023, was approximately $81,158. In addition, the Company did not meet the alternatives of market value of listed securities or net income from continuing operations as of the date of the Letter.

In accordance with the Nasdaq Listing Rules, the Company has 45 calendar days, or until April 1, 2024, to submit a plan to regain compliance with the Minimum Stockholders’ Equity Requirement. If the Company’s plan is accepted, the Nasdaq Listing Qualifications Staff (the “Staff”) can grant an extension of up to 180 calendar days from the date of the Letter, or until August 14, 2024, for the Company to evidence compliance. If the Company’s plan to regain compliance is not accepted, the Company will have an opportunity to appeal the decision pursuant to Nasdaq Listing Rule 5815(a); however, there can be no assurance that such appeal would be successful.

As previously disclosed, on September 21, 2023, the Listing Qualifications Department of the Nasdaq notified the Company that the bid price of its shares of common stock, no par value per share (the “Common Stock”) had closed at less than $1.00 per share over the previous 30 consecutive business days and, as a result, the Company did not comply with Listing Rule 5550(a)(2) and, in accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until March 19, 2024, to regain compliance with Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”). As recently disclosed in a press release, the Company will be effecting a 1-for-10 reverse stock split, effective February 26, 2024. The Company expects the reverse stock split to result in the Company regaining compliance with the Minimum Bid Price Rule.

The Letter has no immediate effect on the continued listing status of the Common Stock on The Nasdaq Capital Market, and, therefore, the Company’s listing remains fully effective.

There can be no assurance that the Company will be able to satisfy the Nasdaq’s continued listing requirements, regain compliance with the Minimum Stockholders’ Equity Requirement, or maintain compliance with other Nasdaq listing requirements.

If the Common Stock ceases to be listed for trading on The Nasdaq Capital Market, the Company would expect that the Common Stock would be traded on one of the three tiered marketplaces of the OTC Markets Group.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2024

Lucy Scientific Discovery, Inc.

/s/ Richard Nanula
Richard Nanula
Chief Executive Officer & Executive Chairman

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